UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)



                          AMERICAN HOMESTAR CORPORATION
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                              SERIES C COMMON STOCK
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    026652107
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                                DECEMBER 31, 2003
--------------------------------------------------------------------------------
                          (DATE OF EVENT WHICH REQUIRES
                            FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]      Rule 13d-1(b)
[_]      Rule 13d-1(c)
[X]      Rule 13d-1(d)

CUSIP NO. 026652107                 13G                      PAGE 2 OF 10 PAGES

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          ING GROEP N.V.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
          Not Applicable                                                 (b) [_]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          The Netherlands
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER

                           956,472(1)
     NUMBER OF         ---------------------------------------------------------
       SHARES          6   SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY EACH          0
      REPORTING        ---------------------------------------------------------
    PERSON WITH        7   SOLE DISPOSITIVE POWER

                           956,472(1)
                       ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          956,472(1)
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                   [_]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          14.11% (1),(2)
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          HC
--------------------------------------------------------------------------------

1 The beneficial ownership reported hereunder includes 759,277 shares held by ReliaStar Life Insurance Company, 56,341 shares held by ReliaStar Life Insurance Company of New York and 140,854 shares (the "Shares") are held by Washington Square Advisers Private Placement Trust Fund, 45.12% of which is owned by various subsidiaries of ING Groep N.V. ING Investment Management LLC has voting and investment power with regard to the Shares held by the two insurance companies; ReliaStar Investment Research, Inc. has voting and investment power with regard to the Shares held by Washington Square Advisers Private Placement Trust Fund. None of the beneficial ownership reported hereunder is held directly by ING Groep N.V.
2 Although American Homestar Corporation (the "Company") has not yet filed its Form 10-Q for the period ending at 31 December 2003, the CFO of the Company reported that as of 31 December 2003 10,000,000 shares of its Series C Common Stock were issued and outstanding, of which 6,780,364 shares were issued and outstanding and 3,219,636 were "deemed issued, outstanding and held in constructive trust for the benefit of shareholders to be determined in name and amount as the claims process is completed." The above calculation is based on 6,780,364 outstanding shares.

CUSIP NO. 026652107                 13G                      PAGE 3 OF 10 PAGES

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          ReliaStar Life Insurance Company
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
          Not Applicable                                                 (b) [_]
--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER

                           815,618(3)
     NUMBER OF         ---------------------------------------------------------
       SHARES          6   SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY EACH          0
      REPORTING        ---------------------------------------------------------
    PERSON WITH        7   SOLE DISPOSITIVE POWER

                           815,618(3)
                       ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          815,618(3)
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                   [_]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          12.02% (2),(3)
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          IC
--------------------------------------------------------------------------------

3 The beneficial ownership reported hereunder includes 56,341 shares held by ReliaStar Life Insurance Company of New York.

ITEM 1(A).    NAME OF ISSUER:

              American Homestar Corporation

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              2450 South Shore Boulevard
              Suite 300
              League City, Texas  77573

ITEM 2(A).    NAME OF PERSON FILING:

              ING Groep N.V.
              ReliaStar Life Insurance Company

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              ING Groep N.V.:
              Amstelveenseweg 500
              1081 KL Amsterdam
              P.O. Box 810
              1000 AV Amsterdam
              The Netherlands

              ReliaStar Life Insurance Company:
              20 Washington Avenue South
              Minneapolis, Minnesota 55401

ITEM 2(C).    CITIZENSHIP:

              See item 4 on Page 2
              See item 4 on Page 3

ITEM 2(D).    TITLE OF CLASS OF SECURITIES:

              Series C Common Stock

ITEM 2(E).    CUSIP NUMBER:

              026652107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: (Not Applicable)

    (a) [_] Broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

    (b) [_]   Bank as defined in Section 3(a)(6) of the Exchange Act;

    (c) [_]   Insurance company as defined in Section 3(a)(19) of the Exchange
              Act;

    (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940, as amended (the "Investment Company Act");

    (e) [_] Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act;

    (f) [_] Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F) under the Exchange Act;

    (g) [_] Parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G) under the Exchange Act;

    (h) [_] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) [_] Church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

    (j) [_] Group in accordance with Rule 13d-1(b)(1)(ii)(J) under the Exchange Act.

ITEM 4.       OWNERSHIP.

    (a)       Amount beneficially owned:

              See item 9 on Page 2
              See item 9 on Page 3

    (b)       Percent of class:

              See item 11 on Page 2
              See item 11 on Page 3

    (c)       Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:

                    See item 5 on Page 2
                    See item 5 on Page 3

              (ii)  Shared power to vote or to direct the vote:

                    See item 6 on Page 2
                    See item 6 on Page 3

              (iii) Sole power to dispose or to direct the disposition of:

                    See item 7 on Page 2
                    See item 7 on Page 3

              (iv)  Shared power to dispose or to direct the disposition of:

                    See item 8 on Page 2
                    See item 8 on Page 3

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not Applicable

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

              Not Applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable

ITEM 10.      CERTIFICATION.

              Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 3, 2004
                                        ---------------------------------------
                                        (Date)



                                        ING GROEP N.V.


                                        By:

                                        /s/ CORNELIS F. DRABBE
                                        ---------------------------------------
                                        (Signature)


                                        Cornelis F. Drabbe,
                                        Assistant General Counsel
                                        ---------------------------------------
                                        (Name/Title)


                                        /s/ BERT H. UYTTENBROEK
                                        ---------------------------------------
                                        (Signature)


                                        Bert H. Uyttenbroek,
                                        Compliance Officer
                                        ---------------------------------------
                                        (Name/Title)

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 10, 2004
                                        ---------------------------------------
                                        (Date)



                                        ReliaStar Life Insurance Company


                                        By:

                                        /s/ CORNELIS F. DRABBE
                                        ---------------------------------------
                                        (Signature)


                                        Cornelis F. Drabbe,
                                        Attorney-in-Fact
                                        ---------------------------------------
                                        (Name/Title)


                                        /s/ BERT H. UYTTENBROEK
                                        ---------------------------------------
                                        (Signature)


                                        Bert H. Uyttenbroek,
                                        Attorney-in-Fact
                                        ---------------------------------------
                                        (Name/Title)

                            Exhibit A to Schedule 13G

                             Joint Filing Agreement
                            Pursuant to Rule 13d-1(k)

         The undersigned persons (the "Reporting Persons") hereby agree that a joint statement on this Schedule 13G, and any amendments thereto, be filed on their behalf by ING Groep N.V.

         Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.


Date:  February 3, 2004




                                      ING Groep N.V.


                                      By:  /s/ CORNELIS F. DRABBE
                                           -------------------------------
                                           Name:   Cornelis F. Drabbe
                                           Title:  Assistant General Counsel


                                      By:  /s/ BERT H. UYTTENBROEK
                                           -------------------------------
                                           Name:   Bert H. Uyttenbroek
                                           Title:  Compliance Officer


                                      ReliaStar Life Insurance Company



                                      By:  /s/ CORNELIS F. DRABBE
                                           ------------------------------
                                           Name:   Cornelis F. Drabbe
                                           Title:  Attorney-in-Fact


                                      By:  /s/ BERT H. UYTTENBROEK
                                           -------------------------------
                                           Name:   Bert H. Uyttenbroek
                                           Title:  Attorney-in-Fact

                            Exhibit B to Schedule 13G

                        RELIASTAR LIFE INSURANCE COMPANY

                                POWER OF ATTORNEY


         ReliaStar Life Insurance Company, a Minnesota insurance company, on its own behalf and on behalf of its subsidiaries (collectively, "Grantor") hereby appoints Kees Drabbe, and such other persons holding the title of General Counsel, Assistant General Counsel or Compliance Officer in the Corporate Legal, Compliance and Security Department of ING Groep N.V., as the true and lawful attorney-in-fact, for Grantor, with power of substitution, to prepare, sign and file for and in the name of Grantor Form 13G filings, and all amendments, including post-effective amendments, thereto, with the Securities and Exchange Commission in connection with the disclosure requirements of beneficial owners under the Securities Act of 1934, as amended, and grants such attorney-in-fact full power and authority to perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.

         IN WITNESS WHEREOF, the undersigned has hereunto set the undersigned's hand this 6th Day of February, 2003.


                                              /s/ JAMES R. GELDER
                                              --------------------
                                              James R. Gelder
                                              Senior Vice President